[Aetna Logo]                             151 Farmington Avenue
[Aetna Letterhead]                       Hartford, CT  06156

                                         Julie E. Rockmore
                                         Counsel
                                         Law Division, RE4A
                                         Investments & Financial Services
April 20, 1999                           (860) 273-4686
                                         Fax: (860) 273-8340


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re: Aetna Life Insurance and Annuity Company
    Post-Effective Amendment No. 5 to Registration Statement on Form S-2 Prospectus Title: ALIAC Guaranteed Accumulation Account
    File No. 33-60477

Dear Sir or Madam:

As Counsel of Aetna Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company"), I have represented the Company in connection with the Guaranteed Accumulation Account (the "Account") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Account.

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed Post-Effective Amendment No. 5 to the Registration Statement on Form S-2 relating to such Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore
---------------------
Julie E. Rockmore
Counsel
Aetna Life Insurance and Annuity Company